Exhibit 5.1

Reply to:  Reno

September 29, 2010

SulphCo, Inc.
4333 W. Sam Houston Pkwy. N.
Suite 190
Houston, TX 77043

Re:           Registration Statement - Form S-3

Ladies and Gentlemen:

We have acted as your counsel in connection with the Amendment No.1 to Registration Statement on Form S-3/A, (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of $122,180,000 of shares (the “Shares”) of common stock, par value $.001 per share, and warrants of SulphCo, Inc., a Nevada corporation (the “Company”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Articles of Incorporation, as amended, and Bylaws, as amended, and the corporate action of the Company that provides for the registration of the Shares, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied upon the representations and warranties of the Company contained in certain documents referenced in the Registration Statement and on a certificate of an officer of the Company.  In rendering our opinion, we have also made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

Our opinion set forth below is limited to the laws of the State of Nevada, including reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that when the issuance and the terms of the sale of the Shares of common stock and warrants have been duly authorized by the board of directors of the Company in conformity with its Articles of Incorporation, as amended, and Shares have been issued and delivered against payment of the purchase price therefor in an amount in excess of the par value thereof, in accordance with the applicable definitive purchase, underwriting or similar agreement, and as contemplated by the Registration Statement, the prospectus and the related prospectus supplement, and, if issued upon the conversion, exchange or exercise of warrants, when such Shares have been duly issued and delivered as contemplated  by the terms of the applicable warrant, the Shares of common stock will be validly issued, fully paid and nonassessable, with the terms of the applicable warrant thereby constituting the valid and binding obligations of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related prospectus under the caption “Legal Matters.”  In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Sincerely,

/s/ McDONALD CARANO WILSON LLP
McDONALD CARANO WILSON LLP